UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 23, 2015

BARRACUDA NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36162	83-0380411
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3175 S. Winchester Blvd.

Campbell, California 95008

(Address of principal executive offices, including zip code)

(408) 342-5400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On January 23, 2015, Barracuda Networks, Inc. (the “Company”) entered into a Second Amendment Agreement (the “Second Amendment”) by and among the Company and Silicon Valley Bank, as lender and administrative agent (“SVB”). The Second Amendment, which is effective as of October 2, 2014, amends the terms of the Company’s existing Credit Agreement, dated as of October 3, 2012, as amended (the “Credit Facility”), by and among the Company and SVB. The Second Amendment provides, among other things, the Company with a one-time option, subject to certain requirements, to require SVB to provide up to an aggregate of $25.0 million in additional commitments, resulting in aggregate commitments under the Credit Facility of up to $50.0 million, with no amounts drawn down under the Credit Facility to date. In addition, the Second Amendment extends the maturity date of the revolving credit facility from November 15, 2014 to November 15, 2015.

SVB and its affiliates have engaged in, and may in the future engage in, banking and other commercial dealings in the ordinary course of business with the Company or the Company’s affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

Additional details of the Credit Facility were previously disclosed under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” in the Company’s prospectus filed with the Securities and Exchange Commission (the “Commission”) on November 6, 2013, pursuant to Rule 424(b) and forming a part of the Company’s Registration Statement on Form S-1, File No. 333-191510, filed with the Commission on November 5, 2013.

A copy of the Second Amendment is attached as Exhibit 10.1 to this Current Report and is incorporated by reference herein. The foregoing description of the Second Amendment is qualified in its entirety by reference to the full text of the Second Amendment.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

10.1	Second Amendment Agreement, dated as of January 23, 2015, between Barracuda Networks, Inc. and Silicon Valley Bank

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BARRACUDA NETWORKS, INC.

By:	/s/ Diane Honda
Diane Honda Vice President, General Counsel & Secretary

Date: January 29, 2015

EXHIBIT INDEX

Exhibit No.	Description

10.1	Second Amendment Agreement, dated as of January 23, 2015, between Barracuda Networks, Inc. and Silicon Valley Bank